NOVATION

LOTO INC.

STANDBY COMMITMENT AGREEMENT

This Novation to the Standby Commitment Agreement (this “Novation”) is made as of April 19, 2010, by and between Loto Inc. (the “Company”), Mhalka Capital Investments Ltd. (“Mhalka”), 1476448 Ontario Inc. (“1476448 Ontario”) (“1476448 Ontario”) and 2238646 Ontario Inc. (“2238646 Ontario” and together with the Company, Mhalka, and 1476448 Ontario, the “Parties”).

WHEREAS, on August 3, 2009, the Company, 1476448 Ontario and Mhalka entered into a Standby Commitment Agreement (the “Commitment Agreement”), pursuant to which 1476448 Ontario and Mhalka irrevocably agreed, that they would jointly and severally provide the Company up to an aggregate of One Million Five Hundred Thousand U.S. Dollars (US$1,500,000) (the “Commitment Amount”) pursuant to the terms and conditions set forth therein;

WHEREAS, simultaneously herewith, Mhalka and 2238646 Ontario are entering into an agreement pursuant to which Mhalka shall sell to 2238646 Ontario all of the shares of the Company’s common stock owned by Mhalka; and

WHEREAS, the Parties have now determined that it is advisable that 2238646 Ontario replace Mhalka as a party to the Commitment Agreement;

NOW, THEREFORE, the Parties hereby covenant and agree that:

1.           2238646 Ontario shall fully and completely assume all rights, obligations and liabilities under the Commitment Agreement, to the full extent set forth therein, including all prior and future Mhalka obligations to the Company with respect to loans of the Commitment Amount.

2.           Mhalka is hereby released from any and all rights, obligations and liabilities under the Commitment Agreement, and shall have no further duty thereunder to either 2238646 Ontario or the Company; and the Company hereby agrees to indemnify and hold Mhalka harmless in respect of any and all prior or future obligations under the Commitment Agreement.

3.           All other terms and conditions of the Commitment Agreement shall be and remain in full force and effect as therein written.

4.           This Novation may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute but one instrument.

5.           In the event of any conflict or inconsistency between the provisions of this Novation and the provisions of the Commitment Agreement, the provisions of this Novation shall govern and control to the extent of such conflict or inconsistency.

Novation - Loto Inc.- Standby Commitment Agreement

IN WITNESS WHEREOF, the Parties have caused this Novation to be duly executed by the authorized officer set forth below as of the date first above stated.

LOTO INC.

By:	/s/ Stephen Knight
	Name:	Stephen Knight
	Title:	Chief Financial Officer

MHALKA CAPITAL INVESTMENTS LTD.

By:	/s/ Perpetum Finance Inc.
	Name:	Perpetum Finance Inc.
	Title:	Director

1476448 ONTARIO

By:	/s/ Joe Ertel
	Name:	Joe Ertel
	Title:	President

2238646 ONTARIO

By:	/s/ Jason Randall Barrs
	Name:	Jason Randall Barrs
Title:

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